EXHBIIT 99.1

PRESS RELEASE

Contact:	B. K. Goodwin, III Chairman of the Board, Chief Executive Officer and President (205) 428-8472

FOR IMMEDIATE RELEASE
August 15, 2005

FirstFed Bancorp, Inc., Bessemer, Alabama (NASDAQ: FFDB), intends to amend its Quarterly Report on Form 10-QSB for the quarterly period ended March 31, 2005, to disclose a restatement of its consolidated financial statements for the three month period. The Company will also file a Form 12b-25 with the Securities and Exchange Commission (“SEC”) providing for an extension of time to file its Quarterly Report on Form 10-QSB for the quarterly period ended June 30, 2005.

In March 2005, the Board of Directors approved the termination of the Company’s Defined Benefit Pension Plan. In connection with the Board approval, termination expense was recognized in the quarter ended March 31, 2005. The Company has since determined that such expense should be recorded upon receipt of regulatory approval of the termination, which is expected in the third quarter ending September 30, 2005. The result was an overstatement of expenses, causing an understatement of net income, in the quarter ended March 31, 2005, for the amount of the transaction.

In addition, in March 2005, the stockholders of the Company’s third-party data processor approved the sale of their company. As a stockholder of the data processor, the Company recorded a gain in the quarter ended March 31, 2005. However, the Company subsequently determined that the gain should have been recorded in April 2005, which was the effective time of the filing of the Certificate of Merger. The result was an overstatement of net income in the quarter ended March 31, 2005, and an understatement of the same amount for the three months ended June 30, 2005, in the Company’s second quarter press release.

The effect of the restatements on the Company’s Consolidated Statements of Income for the quarter ended March 31, 2005, are expected to be an increase in net income of $175,000, or $0.07 per share, for the quarter ended March 31, 2005. The effects of the restatement on the Company’s Condensed Consolidated Statement of Financial Condition as of March 31, 2005, are expected to be an increase in other assets of $233,000, an increase in other liabilities of $58,000, and an increase in retained earnings of $175,000.

The net income amount disclosed in the press release dated July 21, 2005, for the three months ended June 30, 2005, was understated by a net amount of approximately $310,000.

Investors should look to the restated financial statements for March 31, 2005, included in the amended Quarterly Report on Form 10-QSB to be filed with the SEC when they become available.

The Company has also filed a Current Report on Form 8-K with the Securities and Exchange Commission with respect to the anticipated restatements.

The Company’s Quarterly Report on Form 10-QSB for the quarterly period ended June 30, 2005, will be filed with the SEC no later than five days following the prescribed due date, as provided by SEC Rule 12b-25. The Company also intends to file its amended Form 10-QSB for the quarterly period ended March 31, 2005, within the five day extension period. Corrected information will be reported therein, and should be relied upon by investors as opposed to the earlier Form 10-QSB and press release.